OPTIMIZERX CORPORATION

Moderator: Gabrielle Sabatini

March 14, 2013

12:00 p.m. ET

Operator: Good day, everyone. And welcome to the OptimizeRx Incorporated Fourth Quarter and 2012 Year End Earnings Release conference call.

Just as a reminder, today's conference is being recorded. This will be a 30 minute call, with a potential for questions after the discussion. A transcript will be available for 90 days for those interested parties who want a copy. Please contact Ms. Gabrielle Sabatini in our Rochester, Michigan, headquarters.

Now, for opening remarks and introduction, I would like to turn the conference over to Mr. David Harrell, Founder and Vice Pres Chairman of OptimizeRx. Please go ahead, Mr. Harrell.

David Harrell: Thank you, (Lisa). And thanks, everybody, for joining us today for a review of our fourth quarter, fiscal performance and a business update on the business prospects going forward. Joining me today, it will also be David Lester, our Chief Operating Officer and I'm also pleased to introduced Shad Stastney, our new CEO.

As required, I'm going to read the Safe Harbor language to begin the call.

This conference may contain certain forward-looking statements within the definition of Section 27A of the Securities Act 1993. As amended in subsection 21E of the Securities Act of 1934 Amended. These forward-looking statements should not be used to make any investment decisions or words potentially estimate possible seeking and similar expressions identified.

The look – forward-looking statements which speak only as to the day the statements were made. The company undertakes no obligation to publicly update or revised any forward-looking statements or that because of the new information featured or answered otherwise.

The forward-looking statements are inherently subject to risk and uncertainties and some of which cannot predicted or quantified. The future events and natural results could differ materially from set forth and contemplated buyer underlying the forward-looking statements.

The risk and uncertainties to which the forward-looking statements are subject to include or not limited to the fact that government regulation, competition and other material risk and so thank you for noting that.

At this time, I will turn over the call to David Lester to discuss our fourth quarter fiscal performance.

David Lester: Thank you, David. Welcome, everybody, to today's OptimizeRx fourth quarter and 2012 year end earnings call.

I am actually very excited to be the first one to speak to you today and share what manager believe as very good and a very exciting news. And so don’t let me delay and let me take this opportunity to share with your our financial results for the fourth quarter 2012 and the year end results as well.

Our fourth quarter revenue was $750,719 and was up from $325,910 in the fourth quarter of 2011. And represents a 130 percent increased in revenue for the same time period or year prior and something that we're very proud and a great accomplished. Additionally, our bottom-line significantly improved with net income coming in at $118,993 for the fourth quarter of 2012 as compared to a net loss of $93,143 in the fourth quarter of 2011.

For the year ending 2012, OptimizeRx reported total revenue of $2,048,699, an increase from $1,111,520 or at 84 percent year over year improvement from 2011. Our increase in revenue for the year ending in 2012 is a result of the continued expansion (of reach) of the sample MD platform, that the sample MD and the platform is experiencing. We continue to expand our channels and partnerships as well as attract new clients but more on that later.

Our bottom-line significantly improved year over year as well. Net loss for the year ending December 31st 2012 was $363,976 as compared to a net loss of $2,120,762 for the year ending December 31st 2011. The improvement is not only attributed to the increase of revenues but that we have also managed our expenses closely which resulted in a modest decrease in operating expenses year over year. Our expenses for FY 2012 was $2,413,044 down from the $2,565,497 we had in 2011.

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All in all, OptimizeRx continues to prove on the financial front as the results of the efforts of the overall organization and attraction we're gaining in the marketplace. And to talk further about those efforts, I now would like to turn the call over to Mr. Shad Stastney.

Shad Stastney: Thank you very much, Dave and Dave. I'd like to say, first of all, that I'm very pleased to be able to participate in my first call as the CEO of OptimizeRx. It's a real pleasure for a number of reasons. As many of you know, I have been on the board for about the last three years.

And we have been investors for approximately five years. And I think this is a particularly exciting time for the company. It is at a real, in my view, inflection point which respect to its growth and its prospects. And I couldn’t be happier to have been asked to join. And so I'd like to thank Dave and Dave and the board for that.

In terms of, you know, what is so exciting about where we stand currently. I think we have accomplished, and thanks to Dave and Dave for this, a great deal over the past year and even over the past quarter in terms of providing the basis for a real ramp up in growth and the operating leverage.

We have been very successful. I believe in adding the two key elements of our business. One is distribution through prescribers. We currently stand at approximately 80,000 active subscribers. We have an additional 25,000 subscribers who are on an opt-in basis and we hope to turn that to opt-out over the course of the next quarter or two. And that is a fairly dramatic increase from where we stood a year ago, when we were at approximately 30,000 prescribers.

We have also grown on the inventory side to approximately 65 (brands). And that is a, again, a fairly dramatic increase from a year ago at this time, when we are at approximately 15 (brands). And so as you can see, we have the elements of a fairly dramatic ramp in redemptions. In fact, this past week, in the – well, I'm sorry, in distributions, in fact, in this past week, we saw distributions of nearly 20,000 and that compares with roughly 5,000 this same week or a year earlier.

And so our operational or tactical over the course of this – upcoming year is going to be increase that throughpu) and drive the operating leverage of the company.

There are also many other exciting developments I had for us. Most stemming from actions we have taken over the past year and particularly the past quarter.

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First and foremost on the IP side, we're very happy to announce that we received a patent for our process as of December 25th 2012. And that is – and we believe a key to our business going forward. And not only that patent but some additional IP filings we have made over this year, thus far. And we believe we'll continue to protect and drive our business going forward.

Second, we have entered into several strategic partnerships or are in the process of entering into those strategic partnerships with other significant participants in our business or related businesses to ensure that we continue to function as the market and technology leader in our space.

Of particular note, I would say we have reached an agreement with LDM to share distribution and share product. LDM, for those of you who are unaware, is a market leader in the patient education space and very strong at pharmacy distribution. We're very pleased to have reached that agreement with them.

And we have also reached agreement with PDR or Physicians Desk Reference to jointly market and distribute products. We're very excited about this as well. And many of you know PDR as the leading brand in doctor's offices, of highly trusted, highly thought off. And we think that our collaboration with them could be a key to driving growth going forward.

On the litigation side, we are also going to take and have taken aggressive efforts where needed to protect our IP. And you should continue – you should expect to continue to see that from us where needed.

Generally speaking, I think and those are, and from my point of view, the key takeaways from Q4 and the key expectations that I have for the company for 2013. And so rather than, revisit anything that Dave Lester covered very well, I think, at this point, we could move to questions.

Operator: At this time, if you'd like to ask a question, press star and then, the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

And your first question comes from the line of Brian Marck with Zacks Investment.

Brian Marck: Hey, guys, and congratulations on the appointment Shad. Can you guys talk about the revenue model and is it any different with LDM and PDR?

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David Harrell: The revenue model, I think, is it – it helps us keep the revenue model in my mind, being two leaders from the marketplace to work. And we anticipate the transactional revenue, $45 to be maintained. However, we are going to do some type of revenue share in terms of if those clients acquire new brands for us which is slightly more than our current cost of sales but not significantly.

Brian Marck: OK. Is it fair to say that you guys think you'll see sequential revenue growth, kind of from here on out?

Shad Stastney: I think we're and this is Shad. I think we're – I think the general trend, we expect to be positive. I think it may vary slightly depending if we are still somewhat program dependent in terms of who launches when with what. But we certainly believe the trends will continue to be positive much the same extent it has been.

David Harrell: (We’re) in active discussions through our relationships such as the PDR, with significant new EMR (soups), so.

Brian Marck: Yes.

David Harrell: And it's – and that’s the – and so clearly, you can see what we have from our current and what we have been able to generate from our current base. Naturally, with probe opting turning it into an opt-out versus an opt-in or excuse me, yes, versus an opt-in will have significant impact as well.

But again, our excitement really stems from the additional discussions that we have had and being able to come in with a partner such as PDF, PDR, excuse me, and offering an – a EHR and even more expanded solutions, certainly including our E coupon.

But more importantly, even our point of prescribe patient education which will be mandated by our physicians to 2014. You know, really helps to even look at the 2013 using more optimistic.

Brian Marck: Yes, absolutely. And, you know, congratulations on all the progress. Are you guys willing to talk about the breakout of revenue by set up fees versus distributions at this point?

David Harrell: Yes, I think, you know, set up fees is going to continue to be as an overall percentage of revenue less and less because only due to the fact of our distributions are continuing to escalate.

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Brian Marck: Yes, OK. All right and thanks a lot, guys.

David Harrell: Thank you.

Operator: And your next question comes from the line of Ryan Parker with Equity Brief Capital.

Ryan Parker: Hi, guys. Congratulations on the quarter.

David Harrell: Thank you.

Shad Stastney: Thank you.

Ryan Parker: Can you give a specific number for the (inaudible) in Q4?

David Harrell: I’m sorry. Did you ask the total distributions in Q4?

Ryan Parker: Correct.

David Harrell: Actually, we do not have that with us.

Ryan Parker: OK.

David Harrell: And so we can get back to you.

Ryan Parker: And what Shad said, did you – you guys distribute almost, do you say almost 20,000 coupons last week.

Shad Stastney: That’s correct. They were – and they're nearly a total over 19,000 distributions last week.

Ryan Parker: Wow, that’s impressive. On the PDR deal, that seems pretty big. Just how big is PDR in terms of users and I guess let's start with that?

David Harrell: Well, they reach, I guess, I'm don’t have the specifics but PDR, you know, again, it's interesting. I started my career and one of the things we did was actually drop off what they use to call the bibles, you know, which was prior to Internet. In essence, it was the big red or blue books that had all prescribing information.

The doctors really respected and looked to that. And now, obviously, they're going into more on the Web base systems. But I believe PDR reached at almost 400,000 positions at different, whether they go to their Web site in a row and utilize their mobile technology.

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But they're clearly recognizing in our being very successful in integrating their services within the EMR, E-prescribing platforms. They clearly recognize our leadership in this area to add the financial component.

And so, you know, they – we believe that we combine and we really bring a very, very compelling joint offering if you will to the EMRs that we're now in discussions with.

Ryan Parker: OK. And so is PDR is something that you think will be bigger than and will end up providing more revenues in the end than what you're getting – frankly getting with Allscripts?

David Harrell: You know, we see all, you know, if our combined opportunity with PDR is successful, certainly.

Ryan Parker: OK. And this deal is exclusive, is that correct?

David Harrell: The deal with PDR?

Ryan Parker: Yes.

Shad Stastney: Yes. And there are exclusivity terms which are still frankly being incorporated on both sides but, yes, there will be exclusivity provisions.

Ryan Parker: OK. I'll go ahead and let somebody ask their question. I'll jump in the back in the queue.

Shad Stastney: OK.

Operator: Thank you. And your next question comes from the line of Jason Revland with Blueprint Capital.

Jason Revland: Good day, everyone. And thanks for taking the call. My question and had related to PDR, and so that was mostly answered. But I guess I'll ask a general question about doctor uptake, as far as, you know, a lot of doctors are new to the EHR game. Are you – can you characterize, you know, how well they're sort of adopting or recognizing these coupons that are part of their workflow?

David Harrell: Yes. And so they're adopting well when they're using it because its – our system is so automated and that it's almost like you have to deselect the coupon. But they are clearly being forced and, you know, the industry would love to tell you that doctors are utilizing this be – and for all the right reasons of improving health outcomes, and having data combined data for labs, medical, and prescription. But the reality is, there – certainly the government incentive is pushing everybody towards it. And so it's interesting that in terms of doctor's views, they have originally going to this EMR with high expectations.

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And within the six months, find a lot of things they don’t like but once they realized the workflow, et cetera, they're starting to use it more and more because they know long term they're going to have to. And they’re seeing the benefits at that point. And so it's kind of a – initially, hate them and more love relationship.

And so the good news is our trending in ePrescribe, it is continuing. And there was over 700 million prescriptions last year at ePrescribe. And that will continue to increase upwards to 2 billion in the next couple of years. And that trend is proving out in and so that gives us incredible opportunities to add value with each transaction.

Jason Revland: Great. And if I can just ask an unrelated follow up. As far as you monetize the coupon, does it have to actually be a physical printing of the coupon or does it elect – is it electronically disseminated to the pharmacy?

David Harrell: Yes.

Jason Revland: I guess, the question relates to automation of how you get paid.

David Harrell: Yes. And so we consider distribution either electronic or print. But usually, it's both which is kind of critical because we want not only the position to be or the pharmacist to be aware of it. And so that they can apply that save but certainly the patient to be aware of it and so that they're more likely to fill the prescription, and make sure the save was enforced or redeemed. And so the answer is either or but usually, both.

Jason Revland: OK. Thanks. Great job, guys.

Operator: And your next question comes from the line of Ian Cassel with MicroCapClub.

Ian Cassel: Hey, congratulations, guys, a great quarter.

David Harrell: Thank you.

Shad Stastney: Thank you.

Ian Cassel: I guess my question would be more towards, you know, kind of engaging expectations even a near term. I mean, you had a substantial bumped up in revenue from 450 to 750 and I think it's important to make sure people's expectations in the near term are appropriate.

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And you kind of mentioned some of the lumpiness that is inherent in the business model. And, you know, looking at Q1 specifically, I mean, how is Q1 looking, I mean, do you see it marginally increased? You know, kind of a similar type of – I mean, do you expect a similar growth rate from Q3 to Q4 to Q1?

Or do you see it sort of, you know, kind of stair stepping up, you know, accordingly with some lumpiness? But I just think it's important for people not to have too high of expectations in the near term.

David Harrell: Yes. I think we see, you know, the – we see the real growth that really been in third and fourth quarter and when we get the pro on board, when we get the other EMRs, the fulfillment of our partnerships. One thing too with the LDM, they do give us another point of distribution at pharmacies and which is really exciting.

And so that’s going to take some time to ramp up, et cetera. And so, to garner expectations, I think that, you know, Q3 and Q4, I think, is where we're really anticipating dramatic, hopefully, growth. Is that fair to say, Shad?

Shad Stastney: It is, yes.

Ian Cassel: And when you look at the growth you're seeing now, you mentioned close to 20,000 distributions last week. Could you make sort of a comment on how that would compare to this type of distributions you saw on the fourth quarter?

David Harrell: We – I don’t think we have broken it out that way for (fourth) quarter, so no, not at this time.

Ian Cassel: OK, thank you.

Operator: Thank you and your final question comes from the line of David Scher, a private investor. Go ahead, David, your line is open.

David Scher: Hey, guys, congratulations on the quarter. Sorry, my phone was on mute there. Can you talk about the company's activity in selling existing partners and future partners on our pharmaceutical companies on full catalogue distributions? Are you guys nearing further agreements to bring those companies on board as you did with Eli Lilly?

David Harrell: And so I think probably 80 percent of our contracts now are more opened up, which is great. Those that aren’t, we are continuing to work with. We're working with companies like Pfizer to do more enterprise-wide agreements. And that’s again, happening through (Terry Hamilton) in leading those efforts.

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And so we feel very good about the pharma side and feel equally as good on our partnership activity as to far more distributions on the ePrescribe and EMR side.

David Scher: Great. And this one more question, is there a more definitive timeline on when Allscripts will add (Sample MD) to their top tier platform?

David Harrell: Well, their top tier platform actually is the one we're in right now which is a stand alone. The pro and they have already done that as well which is again, and we're moving towards hopefully an opt-out versus opt-in. And then, the third is the enterprise which is – the last update they gave us, I think was aiming was for fourth quarter.

But, you know, again, it's hard for us to – one of the things about EMRs is they are so much resources out of our meaningful use. Actually, I think – and we actually presented a financial analysis to the – of their miss-revenue opportunities which, you know, has certainly brought – that has been brought up to executive manager. And we're going out next week to have a – our quarterly meeting with those senior management. And so we – hopefully, we'll have some updates on that.

David Scher: OK, great. Thanks. And while I'm on the call, can you talk a little bit about the opportunity for additional revenue streams from, you know, from patient education and stuff, I know you guys have talked a bit about the potential initiatives but can you talk about the revenue potential there?

David Harrell: Yes, I mean, currently right now, we get an additional – there's upwards of I think a dollar, if they added a patient education. But we see patient education on whether it has a coupon or not as being a huge opportunity. And not only potentially on a transaction cost but going to a major retailer in like a CVS or a Wal-Mart, or a Kroger to promote across generic products as well.

As any products the ability to, you know, save at their, for example, $4 generic programs, a complimentary health care products for that prescribe drug. And so the reality is patient education could be a significant revenue stream for us in the fact that next year, it's going to be mandated for at least 10 percent of their patients that they get, verifiably, data that shows that they did hand up patient education, well, obviously are on demand platform that attracts those distributions becomes quite attractive to platforms.

David Scher: Right, great. And I’ll get – this is really my last question. Do you guys have – do you guys have any timeline for possibly bringing in a full time CFO?

Shad Stastney: We don’t. It's something we are – frankly, in terms of resources, we think Dave Lester is doing a great job. I think that’s something that we don’t have as a priority for that reason. But if something were, you know, open to and as time goes on, however, at this point, I think it's not one of our key priorities in terms to that extent.

David Scher: OK, great. And thanks a lot guys.

David Harrell: Thank you.

Operator: Again, to ask a question, please press star-one.

David Harrell: And so at this time, we had it scheduled for a half hour. And so I'd like to thank everybody for joining us and I look forward to hopefully continue to do exciting opportunities and further updates. And Shad, any closing comments?

Shad Stastney: No, and yes, thank you everyone for your time and very good questions, and we look forward to speaking with you about three months from now.

Operator: And this concludes today's conference. You may now disconnect.

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